Exhibit 99.4

U.S. Offer to Exchange

American Depositary Shares (“ADSs”)

of

Arcelor S.A.

by

Mittal Steel Company N.V.

Pursuant to the U.S. Prospectus dated [•], 2006

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT [•], NEW YORK CITY TIME, ON

[•] 2006, UNLESS THE U.S. OFFER IS EXTENDED OR UNLESS IT LAPSES OR IS WITHDRAWN

PRIOR TO THAT TIME.

[•], 2006

To Holders of American Depositary Shares of Arcelor S.A.:

Enclosed for your information is a U.S. prospectus, dated [•], 2006 (the “U.S. Prospectus”) and the related ADS Letter of Transmittal relating to the offer (the “Offer”) by Mittal Steel Company N.V., a public limited company incorporated in The Netherlands (“Mittal Steel”), for all shares of common stock of Arcelor S.A., a Luxembourg public limited liability company (société anonyme) (“Arcelor”), issued as of February 6, 2006, or issued prior to expiration of the initial acceptance period (or any subsequent offering period, as described in the U.S. Prospectus, as defined herein), upon conversion of Arcelor Convertible Bonds, as defined herein, or upon exercise of Arcelor stock options granted prior to February 6, 2006, or in exchange for Usinor shares issued upon the exercise of Usinor stock options granted prior to February 6, 2006, and such other shares to which Mittal Steel may extend the Offer as described in its U.S. prospectus, dated [•], 2006 (the “U.S. Prospectus”) (all such shares, the “Arcelor Shares”); all Arcelor American Depositary Shares (“Arcelor ADSs”) (each Arcelor ADS representing one share of common stock of Arcelor) that represent Arcelor Shares; and all convertible bonds, known as OCEANEs, of Arcelor issued in June 2002 and maturing on June 27, 2017 outstanding on February 6, 2006 (the “Convertible Bonds”). Terms used herein but not defined shall have the same meaning as in the ADS Letter of Transmittal.

Mittal Steel is conducting the Offer through two separate offers: an offer open to all holders of Arcelor Shares and Convertible Bonds who are U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended) and to all holders of Arcelor ADSs, wherever located (the “U.S. Offer”); and an offer open to (i) holders of Arcelor Shares and Convertible Bonds who are located in Belgium, France, Luxembourg and Spain and (ii) holders of Arcelor shares and Convertible Bonds who are located outside of Belgium, France, Luxembourg, Spain, Japan, The Netherlands and the United States to the extent that such holders may participate in such offer pursuant to applicable local laws and regulations (the “European Offer”). The U.S. Offer and European Offer have identical terms and conditions other than the date of commencement and the duration of the initial acceptance period. The U.S. Offer is being made by means of the U.S. Prospectus.

The Offer is comprised of both a “primary” mixed cash and exchange offer (the “Primary Offer”) and two “secondary” capped offers, one for cash only and the other for class A common shares of Mittal Steel only (the “Secondary Offers”). Pursuant to the Primary Offer, Mittal Steel is offering to exchange (i) one (1) class A common share of Mittal Steel and €11.10 in cash for each Arcelor Share or Arcelor ADS tendered and (ii) one (1) class A common share of Mittal Steel and €12.12 in cash for each Arcelor Convertible Bond tendered, in each case, subject to the terms and conditions set forth in the U.S. Prospectus and the ADS Letter of Transmittal, as each may be amended or supplemented from time to time. Pursuant to the Secondary Offers, Mittal Steel is offering to exchange (i) €37.74 in cash for each Arcelor Share or Arcelor ADS tendered or (ii) seventeen (17) class A common shares of Mittal Steel for every twelve (12) Arcelor Shares or twelve (12) Arcelor ADSs tendered, in each case, subject to the terms and conditions set forth in the U.S. Prospectus and the ADS Letter of Transmittal, as each may be amended or supplemented from time to time. The consideration offered in each of the Primary Offer and the Secondary Offers is subject to automatic adjustment detailed under “The Offer—Terms and Conditions of the Offer—Offer Scope and Consideration” in the U.S. Prospectus. The cash consideration paid to tendering holders of Arcelor ADSs will be in U.S. dollars, converted using the noon buying rate, as published by the Federal Reserve Bank of New York, on the business day prior to the settlement date, less any required withholding taxes and without interest thereon to holders of Arcelor ADSs.

We (or our nominees) are the holder of record of Arcelor ADSs held by us for your account. A tender of such Arcelor ADSs can be made only by us as the holder of record, and only pursuant to your instructions. The ADS Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Arcelor ADSs held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Arcelor ADSs held by us for your account, pursuant to the terms and conditions set forth in the U.S. Prospectus.

Arcelor Shares and Convertible Bonds cannot be tendered by means of the enclosed ADS Letter of Transmittal, which is exclusively for use in respect of Arcelor ADSs. If you hold Arcelor Shares and/or Convertible Bonds, you should use a Share Form of Acceptance or Convertible Bond Form of Acceptance to tender such Arcelor Shares and Convertible Bonds into the U.S. Offer by following the instructions set forth in the relevant form. Additional information can be obtained from the Information Agent for the Offer at (800) 347-4857.

Your attention is directed to the following:

1.	Mittal Steel is offering holders of Arcelor ADSs the option to participate in both the Primary Offer and the Secondary Offers, as described above. Holders of Arcelor ADSs are not required to make any election or to make the same election for all of the Arcelor ADSs that they tender. You may specify your election by completing the election form included in the instructions below and submitting it to us prior to the Expiration Date of the U.S. Offer. If you do not fill in this election form, we will not be able to make an election on your behalf and you will automatically be deemed to have elected to participate exclusively in the Primary Offer. Arcelor ADS holders who make an election to participate in the Secondary Offers will not be informed of the exact allocation of Mittal Steel class A common shares and/or the amount of cash they will receive until settlement of the Offer.

The Secondary Offers are subject to a pro-ration and allocation procedure that will ensure that, in the aggregate (subject to adjustment in certain events, as more fully described in the U.S. Prospectus), the portion of the tendered Arcelor Shares and Arcelor ADSs that are exchanged for Mittal Steel class A common shares and the portion of the tendered Arcelor Shares and Arcelor ADSs that are exchanged for cash (excluding the effect of the treatment of fractional shares that would otherwise be issued and the impact of any adjustment to the Offer consideration) will be 70.6% and 29.4%, respectively, on a combined basis for the US. Offer and the European Offer. For additional information regarding the pro-ration and allocation adjustments, see “The Offer—Terms and Conditions of the Offer” in the U.S. Prospectus.

2.	Mittal Steel will, upon the terms and subject to the conditions of the U.S. Offer as set forth in the U.S. Prospectus, exchange the Arcelor ADSs validly tendered and not withdrawn before the Expiration Date of the U.S. Offer. The term “Expiration Date” means [•], New York City Time, on [•], 2006, or, if the U.S. Offer is extended by Mittal Steel, the latest time and date at which the U.S. Offer, as so extended, will expire. See “The Offer—Terms and Conditions of the Offer” in the U.S. Prospectus. The U.S. Offer is open to all U.S. holders of Arcelor Shares and Convertible Bonds and all holders of Arcelor ADSs wherever they reside.

3.	The Offer is subject to the condition that the number of Arcelor Shares tendered in the Offer (including Arcelor ADSs) represents, on the date of public announcement of the results of the Offer, more than 50% of the total issued share capital and voting rights of Arcelor, on a fully diluted basis. Mittal Steel has reserved the right to waive this condition at any time until the announcement of the results of the Offer. Information on this waiver, this condition to the consummation of the Offer and other conditions precedent to the Offer is discussed under “The Offer—Terms and Conditions of the Offer—Conditions to the Offer; Possible Withdrawal of Offer” in the U.S. Prospectus.

4.	Mittal Steel is using the U.S. Prospectus to make the U.S. Offer, and is using a different document to make the European Offer.

5.	Mittal Steel is not responsible for any transfer taxes, fees or other expenses incurred by holders with respect to the tender, exchange and sale of Arcelor ADSs pursuant to the U.S. Offer. If the U.S. Offer is withdrawn, all reasonable expenses incurred by the holders of Arcelor ADSs for the purpose of tendering Arcelor ADSs in the U.S. Offer, as well as the costs associated with the return of such Arcelor ADSs to such holders, shall be borne by Mittal Steel as described under “The Offer—Fees and Expenses” in the U.S. Prospectus.

Financial intermediaries will be paid a fee, net of tax, of €0.20 per Arcelor Share or Arcelor ADS tendered into the U.S. Offer, in a minimum amount of €10 per account and up to a maximum amount of €200 per account. This fee will not be paid in the event that the U.S. Offer is withdrawn or, subject to applicable regulation, lapses. Such fee will also apply to Arcelor Shares or Arcelor ADSs tendered for a financial intermediary’s own account.

If payment of the cash consideration is to be made to any person other than the registered owner(s), or if tendered ADSs are registered in the name of any person other than the person(s) signing the ADS Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered owners(s) or such person(s)) payable on account of the transfer to such person will be deducted from the cash consideration unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

If ADSs are delivered to the office of the ADS Centralizing Agent in New York, tendering holders may be required to submit satisfactory evidence of the payment of any applicable New York State stock transfer tax. In addition, Arcelor ADS holders who fail to complete and sign the Form W-9 contained in the ADS Letter of Transmittal if they are a United States person (or a Form W-8 if they are not a United States person) may be subject to U.S. federal income tax backup withholding at a rate of 28%. See Instruction 15 of the ADS Letter of Transmittal.

6.	If ADRs evidencing a holder’s Arcelor ADSs are not immediately available, if the ADRs cannot be delivered along with all other required documents to the ADS Centralizing Agent, or if the procedures for book-entry transfer cannot be completed or time will not permit all required documents to reach the ADS Centralizing Agent prior to the expiration of the U.S. Offer, holders of Arcelor ADSs may accept the U.S. Offer by following the procedures for guaranteed delivery, as described under “The Offer—Procedures for Tendering Arcelor Securities—Procedures for Tendering Arcelor ADSs—Guaranteed Delivery” in the U.S. Prospectus.

7.	If the Offer is successful, the final settlement date will be set in accordance with acceptable practice in the jurisdictions in which the European Offer is being made at a date approximately 13 business days following the Expiration Date, as extended if applicable, in order to allow for the allocation of the Offer consideration on an account-by-account basis by each financial intermediary concerned. On the settlement date, the new Mittal Steel class A common shares to be delivered and the cash consideration to be paid in exchange for Arcelor ADSs tendered through the ADS Centralizing Agent will be deposited with the ADS Centralizing Agent. These will be paid to the holders of Arcelor ADSs by the ADS Centralizing Agent. The cash consideration will be paid to tendering holders of Arcelor ADSs in U.S. dollars, converted using the noon buying rate, as published by the Federal Reserve Bank of New York, on the business day prior to the settlement date, less any required withholding taxes and without interest thereon to holders of Arcelor ADSs. For further information, see “The Offer—Delivery of New Mittal Steel Shares and Cash—Arcelor ADS” in the U.S. Prospectus.

If you wish to have us tender any or all of the Arcelor ADSs held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize the tender of your Arcelor ADSs, all such Arcelor ADSs will be tendered unless otherwise specified on the instruction form set forth below. Please forward your instructions to us as soon as possible to permit us to submit a tender on your behalf prior to the Expiration Date.

Notwithstanding any other provisions of the Offer, in all cases, the exchange of Arcelor ADSs accepted pursuant to the U.S. Offer will be made only after timely receipt by the ADS Centralizing Agent of (a) ADRs evidencing (or a timely “book-entry confirmation” (as defined under “The Offer—Procedures for Tendering Arcelor Securities—Procedures for Tendering Arcelor ADSs—Arcelor ADSs in Book-Entry Form” in the U.S. Prospectus) with respect to) such ADSs, (b) an ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the ADS Letter of Transmittal and as set forth in the U.S. Prospectus) in lieu of the ADS Letter of Transmittal), and (c) any other documents required by the ADS Letter of Transmittal. Under no circumstances will interest be paid by Mittal Steel on the cash or shares to be provided in exchange for the Arcelor ADSs, regardless of any extension of the U.S. Offer or any delay in making such exchange.

The U.S. Offer is made to holders of Arcelor ADSs solely by the U.S. Prospectus and the related ADS Letter of Transmittal, as each may be amended or supplemented from time to time. If Mittal Steel becomes aware of any valid statute or law of any jurisdiction prohibiting the making of the U.S. Offer or the acceptance of Arcelor ADSs pursuant thereto, Mittal Steel will make a good-faith effort to comply with such statute or law. If, after such good-faith effort, Mittal Steel cannot comply with such statute or law, the U.S. Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Arcelor ADSs in such jurisdiction. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with Respect to the

U.S. Offer to Exchange

American Depositary Shares (“ADSs”)

of

Arcelor S.A.

by

Mittal Steel Company N.V.

The undersigned acknowledge(s) receipt of your letter and the enclosed U.S. prospectus, dated [•], 2006 (the “U.S. Prospectus”) and the related ADS Letter of Transmittal relating to the offer (the “Offer”) by Mittal Steel Company N.V., a public limited company incorporated in The Netherlands (“Mittal Steel”), for (i) all shares of common stock of Arcelor S.A., a Luxembourg public limited liability company (société anonyme) (“Arcelor”), issued as at February 6, 2006, or issued prior to expiration of the initial acceptance period (or any subsequent offering period, as described in the U.S. Prospectus, as defined herein), upon conversion of Arcelor Convertible Bonds (as defined herein) or upon exercise of Arcelor stock options granted prior to February 6, 2006 or in exchange for Usinor shares issued upon the exercise of Usinor stock options granted prior to February 6, 2006, and such other shares to which Mittal Steel may extend the Offer as described in its U.S. Prospectus (all such shares, the “Arcelor Shares”; (ii) all Arcelor American Depositary Shares (“Arcelor ADSs”) (each Arcelor ADS representing one share of common stock of Arcelor) that represent Arcelor Shares; and (iii) all convertible bonds, known as OCEANEs, of Arcelor issued in June 2002 and maturing on June 27, 2017 outstanding on February 6, 2006 (the “Convertible Bonds”).

The undersigned acknowledges that Mittal Steel is conducting the Offer through two separate offers: an offer open to all holders of Arcelor Shares and Convertible Bonds who are U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended) and to all holders of Arcelor ADSs, wherever located (the “U.S. Offer”); and an offer open to (i) holders of Arcelor Shares and Convertible Bonds who are located in Belgium, France, Luxembourg and Spain and to (ii) holders of Arcelor shares and Convertible Bonds who are located outside of Belgium, France, Luxembourg, Spain, Japan, The Netherlands and the United States to the extent that such holders may participate in such offer pursuant to applicable local laws and regulations (the “European Offer”). The undersigned further acknowledges that the U.S. Offer is made solely on the terms set forth in the U.S. Prospectus and the ADS Letter of Transmittal, as each may be amended or supplemented from time to time.

This will instruct you to tender into the U.S. Offer the number of Arcelor ADSs indicated below (or if no number is indicated below, all Arcelor ADSs) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. Prospectus and the ADS Letter of Transmittal, as each may be amended or supplemented from time to time.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any Arcleor ADSs submitted on its behalf to the ADS Centralizing Agent will be determined by Mittal Steel (which may delegate power in whole or in part to the ADS Centralizing Agent) and such determination shall be final and binding.

Number of ADSs to Be Tendered: ADSs*
Account Number: ___________________________________	Signature(s): ______________________________________

Dated: _______________________________________ ,2006	_________________________________________________

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Area Code and Telephones Number

Taxpayer Identification or Social Security Number(s) * Unless otherwise indicated, you are deemed to have instructed us to tender all ADSs held by us for your account

PRIMARY-SECONDARY OFFER ELECTION (See instruction 13 of the ADS Letter of Transmittal)
1	Total number of Arcelor ADSs you are tendering Enter the total number of Arcelor ADSs you are tendering into the Primary Offer and the Secondary Offers. The number in Box 1 must equal the sum of the numbers in Box 2 and Box 3.	1
2	Primary Offer Enter the number of Arcelor ADSs you are tendering into the Primary Offer.	2
3	Secondary Offers Enter the number of Arcelor ADSs you are tendering into the Secondary Offers. You must also complete Box 3A and/or Box 3B if you make this election. In addition, the number in Box 3 must equal the sum of the numbers in Box 3A and Box 3B.	3
	Enter the number of Arcelor ADSs for which you would like to receive all cash consideration.	3A
	Enter the number of Arcelor ADSs for which you would like to receive all share consideration.	3B

*	Tendering Arcelor ADS holders who have not properly completed this election and submitted it to us prior to the Expiration Date will automatically be deemed to have elected to participate exclusively in the Primary Offer. Arcelor ADS holders who make an election to participate in the Secondary Offers will not be informed of the exact allocation of Mittal Steel class A common shares and/or the amount of cash they will receive until settlement of the Offer.

Please return this form to the brokerage firm or other nominee maintaining your account.